Exhibit 99.1

Michael Narikawa
EACO Corporation
(714) 876-2490	March 29, 2023

EACO CORPORATION REPORTS RECORD 2nd QUARTER NET SALES AND RECORD 2nd QUARTER NET INCOME

ANAHEIM, CALIFORNIA – EACO Corporation (OTCMKTS:EACO) today reported the results for its quarter ended February 28, 2023.

Net sales, net income and earnings per share were as follows for the three months ended February 28, 2023 (dollars in thousands, except per share information):

	Three Months Ended February 28,
	2023	2022	% Change
	(unaudited)
Net sales	$76,925	$66,587	15.5%

Net income	$5,100	$3,407	49.7%

Basic and diluted earnings per common share	$1.05	$0.70	50.0%

The Company had 370 sales employees at February 28, 2023, an increase of 32 employees or 9.5%, from the prior year quarter. The Company’s sales force is divided into sales focus teams (SFT’s). The Company had 105 SFT’s as of February 28, 2023, three more than the prior year quarter. Management anticipates continued growth in both our headcount and SFT’s in fiscal year 2023. The Company believes it continues to gain market share through its local presence business model.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Any statements set forth in this news release that are not entirely historical and factual in nature, including without limitation, statements related to our headcount expansion and future growth are forward-looking statements. These forward-looking statements are based on our current expectations and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The potential risks and uncertainties include, but are not limited to, our ability to hire and retain additional qualified employees, our ability to open additional sales offices, and to gain market acceptance for our products, the pricing and availability of our products, the success of our sales and marketing programs, the impact of products offered by our competitors from time to time, and the impact of the Covid-19 pandemic. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in EACO’s most recent Form 10-K and all subsequent Form 10-Q reports filed by us with the SEC. The forward-looking statements included in this release speak only as of the date hereof, and EACO does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

EACO Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share information)

(unaudited)

	February 28,	August 31,
	2023	2022*
ASSETS
Current Assets:
Cash and cash equivalents	$5,324	$17,386
Restricted cash	10	10
Trade accounts receivable, net	41,554	44,637
Inventory, net	53,466	48,808
Marketable securities, trading	21,865	3,925
Prepaid expenses and other current assets	3,255	5,008
Total current assets	125,474	119,774
Non-current Assets:
Property, equipment and leasehold improvements, net	8,162	8,479
Operating lease right-of-use assets	10,660	10,389
Other assets, net	1,436	1,039
Total assets	$145,732	$139,681
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$22,740	$21,762
Accrued expenses and other current liabilities	10,178	15,020
Current portion of operating lease liabilities	3,688	3,375
Current portion of long-term debt	120	119
Total current liabilities	36,726	40,276
Non-current Liabilities:
Long-term debt	4,406	4,465
Operating lease liabilities	7,164	7,192
Total liabilities	48,296	51,933
Commitments and Contingencies
Shareholders’ Equity:
Convertible preferred stock, $0.01 par value per share; 10,000,000 shares authorized; 36,000 shares outstanding (liquidation value $900)	1	1
Common stock, $0.01 par value per share; 8,000,000 shares authorized; 4,861,590 shares outstanding	49	49
Additional paid-in capital	12,378	12,378
Accumulated other comprehensive income	89	174
Retained earnings	84,919	75,146
Total shareholders’ equity	97,436	87,748
Total liabilities and shareholders’ equity	$145,732	$139,681

* Derived from the Company’s audited financial statements included in its Form 10-K for the year ended August 31, 2022 filed with the U.S. Securities and Exchange Commission on November 4, 2022.

EACO Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except for share and per share information)

(unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2023	2022	2023	2022
Net sales	$76,925	$66,587	$153,244	$130,409
Cost of sales	54,661	48,462	109,317	94,106
Gross margin	22,264	18,125	43,927	36,303
Operating expenses:
Selling, general and administrative expenses	15,606	13,439	31,291	22,334
Income from operations	6,658	4,686	12,636	13,969

Other income (expense):
Net (loss) gain on trading securities	179	(22)	621	(78)
Interest and other (expense)	46	(53)	(2)	(105)
Other (expense) income, net	225	(75)	619	(183)
Income before income taxes	6,883	4,611	13,255	13,786
Provision for income taxes	1,783	1,204	3,444	3,593
Net income	5,100	3,407	9,811	10,193
Cumulative preferred stock dividend	(19)	(19)	(38)	(38)
Net income attributable to common shareholders	$5,081	$3,388	$9,773	$10,155
Basic and diluted earnings per share:	$1.05	$0.70	$2.01	$2.09
Basic weighted average common shares outstanding	4,861,590	4,861,590	4,861,590	4,861,590
Diluted weighted average common shares outstanding	4,901,590	4,901,590	4,901,590	4,901,590

EACO Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended February 28,
	2023	2022
Operating activities:
Net income	$9,811	$10,193
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	708	751
Bad debt expense	182	26
Net unrealized (gain) loss on trading securities	(621)	78
Increase (decrease) in cash from changes in:
Trade accounts receivable	2,901	(2,958)
Inventory	(4,658)	(4,276)
Prepaid expenses and other assets	1,356	(1,374)
Operating lease right-of-use assets	(271)	54
Trade accounts payable	1,087	4,404
Accrued expenses and other current liabilities	(4,842)	(2,524)
Operating lease liabilities	285	(19)
Net cash provided by operating activities	5,938	4,355
Investing activities:
Purchase of property, equipment, and leasehold improvements	(391)	(644)
Net (purchases) sales of marketable securities, trading	(17,319)	(935)
Net cash (used in) investing activities	(17,710)	(1,579)
Financing activities:
Repayments on long-term debt	(58)	(55)
Preferred stock dividend	(38)	(38)
Net change in bank overdraft	(109)	(1,061)
Net cash (used in) financing activities	(205)	(1,154)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(85)	(455)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(12,062)	1,167
Cash, cash equivalents, and restricted cash - beginning of period	17,396	4,465
Cash, cash equivalents, and restricted cash - end of period	$5,334	$5,632
Supplemental disclosures of cash flow information:
Cash paid for interest	$102	$105
Cash paid for income taxes	$7,544	$3,979